DATED February 26, 2014
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, 1.00% NOTES DUE 2017

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, 1.00% Notes Due 2017
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	February 26, 2014
Settlement Date (Original Issue Date):	March 3, 2014
Maturity Date:	March 3, 2017
Principal Amount:	$800,000,000
Price to Public (Issue Price):	99.941%
Dealers’ Commission:	0.25% (25 basis points)
All-in-price:	99.691%
Pricing Benchmark:	UST 0.625% Notes due February 15, 2017
UST Spot (Yield):	0.670%
Spread to Benchmark:	+ 35 basis points (0.35%)
Yield to Maturity:	1.02%
Net Proceeds to Issuer:	$797,528,000
Coupon:	1.00%
Interest Payment Dates:	Interest will be paid semi-annually on the 3rd of March and September of each year, commencing September 3, 2014 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (22.33%)
Citigroup Global Markets Inc. (22.33%)
J.P. Morgan Securities LLC (22.34%)
Co-Managers:	BBVA Securities Inc. (3.00%)
BNP Paribas Securities Corp. (3.00%)
BNY Mellon Capital Markets, LLC (3.00%)
Commerz Markets LLC (3.00%)
Deutsche Bank Securities Inc. (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Lloyds Securities Inc. (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
The Williams Capital Group, L.P. (3.00%)
U.S. Bancorp Investments, Inc. (3.00%)
Billing and Delivery Agent:	J.P. Morgan Securities LLC
CUSIP:	14912L5Z0
Supplemental United States Federal Income Tax Considerations
Pursuant to final Treasury regulations and an Internal Revenue Service notice, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to July 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, Citigroup Global Markets Inc. toll free at (800) 831-9146 or J.P. Morgan Securities LLC collect at (212) 834-4533.